                                                                   EXHIBIT 23(a)

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Cardinal Health, Inc. on Form S-8 Filed as Post Effective Amendment No. 1 to Registration Statement No. 333-68819 on Form S-4 of our report dated August 12, 1998 (which report expresses an unqualified opinion that such financial statements are in conformity with generally accepted accounting principles applicable after consolidated financial statements are issued for a period which includes the date of consummation of the business combination of Cardinal Health, Inc. and R.P. Scherer Corporation), appearing in Cardinal Health, Inc.'s Current Report on Form 8-K/A filed September 28, 1998.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Columbus, Ohio
February 1, 1999